Exhibit 15.01
November 2, 2011
The Hartford Financial Services Group, Inc.
One Hartford Plaza
Hartford, Connecticut 06155
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Hartford Financial Services Group, Inc. and subsidiaries (the “Company”) for the periods ended September 30, 2011 and 2010, as indicated in our report dated November 2, 2011; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, is incorporated by reference in the following registration statements:

Form S-3 Registration No.	Form S-8 Registration Nos.

333-168532	333-12563
333-49170
333-34092
033-80665
333-105706
333-105707
333-125489
333-157372
333-160173
333-168537
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Hartford, Connecticut